Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-4 of MetroPCS, Inc. of our report dated June 3, 2003, except Note 17 which is as of December 11, 2003, relating to the consolidated financial statements, and our report dated June 3, 2003 relating to the consolidated financial statement schedule of MetroPCS, Inc., which appear in such Registration Statement. We also consent to the references to us under the headings “Experts” and “Selected Financial Data” in such Registration Statement.

PricewaterhouseCoopers LLP

Dallas, Texas

December 19, 2003